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                AGREEMENT AND PLAN OF REORGANIZATION BY AND AMONG
                 GOLDONLINE INTERNATIONAL, INC. AND ROSS SILVEY


         THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is entered into this 11th of April, 2000, by and among GOLDONLINE INTERNATIONAL, INC. , a Delaware corporation (hereinafter referred to as "Buyer"); and ROSS SILVEY or his assigns (hereinafter referred to as "Seller"), being the sole shareholder of BENTON VENTURES, INC., a Delaware corporation (hereafter referred to as "Company").

         WHEREAS, Seller is the owner of record and beneficially owns Five Million (5,000,000) shares of the issued and outstanding shares of Common Stock of the Company (the "Shares"); and

         WHEREAS, the Shares represent 100% of all the issued and outstanding shares of the Company; and

         WHEREAS, Seller desires to sell all of the Shares to Buyer, and Buyer desires to purchase the Shares, upon the terms and conditions set forth herein;

         WHEREAS, the parties intend that the exchange of Shares for shares of Buyer's common stock, as contemplated herein, qualify as a tax free transaction under Section 368 of the Internal Revenue Code;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and subject to the accuracy of the representations and warranties of the parties, the parties hereto agree as follows:


                                       I.

                         SALE AND PURCHASE OF THE SHARES

         1.1 SALE AND PURCHASE. Subject to the terms and conditions hereof, at the Closing (as defined in paragraph 1.2 below), Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Shares listed in Exhibit "A", attached hereto, which together constitute 100% of the issued and outstanding Shares of Common Stock of the Company.

         1.2 CLOSING. The purchase shall be consummated at a closing ("Closing") to take place at 10:00 o'clock a.m., at the offices of Buyer's counsel on April 20, 2000 ("Closing Date").

         1.3 PURCHASE PRICE. The aggregate purchase price ("Purchase Price") for the Shares shall be One Million Two Hundred Thousand (1,200,000) shares of common stock of the Buyer ("Buyer Shares"). The purchase price shall be paid at Closing by issuance and delivery of Buyer's Shares to Seller against receipt of certificates representing the Shares, duly endorsed for transfer to Buyer.

                                       II.

                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Each Seller represents and warrants to Buyer as follows:

                  (a) TITLE TO THE SHARES. At Closing, Seller shall own of record and beneficially the number of the Shares listed in Exhibit "A", of the Company, free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer the Shares to Buyer. No person has any preemptive rights or rights of first refusal with respect to any of the
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         Shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Shares. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Shares.

                  (b) AUTHORITY. Seller has full power and lawful authority to execute and deliver the Basic Agreements and to consummate and perform the Transactions contemplated thereby. The Basic Agreements constitute (or shall, upon execution, constitute) valid and legally binding obligations upon Seller, enforceable in accordance with their terms. Neither the execution and delivery of the Basic Agreements by Seller, nor the consummation and performance of the Transactions contemplated thereby, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Seller is a party or by which Seller or the Company or any of his respective properties or assets are bound or affected.


         2.2. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller and Company as follows:

                  (a) ORGANIZATION. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. The Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Buyer is duly qualified and in good standing as a foreign corporation in each jurisdiction where its ownership of property or operation of its business requires qualification.

                  (b) AUTHORIZED CAPITALIZATION. The authorized capitalization of the Buyer on January 25, 2000 will consist of Two Hundred Million (200,000,000) shares of Common Stock, $.0001 par value, of which Eighty-Seven Million Three Hundred Seventy-Six Thousand Four Hundred Eight (87,376,408) shares will be issued and outstanding. All shares have been duly authorized, validly issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof and were offered, issued, sold and delivered by the Buyer in compliance with all applicable state and federal laws. Buyer is not a party to and is not bound by any agreement, contract, arrangement or understanding, whether oral or written, giving any person or entity any interest in, or any right to share, participate in or receive any portion of, the Buyer's income, profits or assets, or obligating the Buyer to distribute any portion of its income, profits or assets.

                  (c) AUTHORITY. Buyer has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the Transaction contemplated thereby. This Agreement constitutes (or shall, upon execution, constitute) valid and legally binding obligations upon Buyer, enforceable in accordance with their terms. Neither the execution and delivery of this Agreement by Buyer, nor the consummation and performance of the Transactions contemplated thereby, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Buyer is a party or by which Buyer or any of its respective properties or assets are bound or affected.

                  (d) BUYER'S FINANCIAL STATEMENTS. The Buyer's unaudited Financial Statements are complete, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods and fairly present the financial position of the Buyer as of July 31, 1999.

                  (e) NO UNDISCLOSED LIABILITIES. Buyer is not aware of any material liabilities for which the Buyer is liable or will become liable in the future which are not reflected in the Buyer's financial statements.

                  (f) TAXES. Buyer has filed all federal, state, local tax and other returns and reports which were required to be filed with respect to all taxes, levies, imposts, duties, licenses and registration fees, charges or

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         withholdings of every nature whatsoever ("Taxes"), and their exists a substantial basis in law and fact for all positions taken in such reports. No waivers of periods of limitation are in effect with respect to any taxes arising from and attributable to the ownership of properties or operations of the business of the Company.

                  (g) PROPERTIES. The Buyer has good and marketable title to all its personal property, equipment, processes, patents, copyrights, trademarks, franchises, licenses and other properties and assets (except for items leased or licensed to the Buyer), including all property reflected in the Buyer's Financial Statements (except for assets reflected therein which have been sold in the normal course of its business where the proceeds from such sale or other disposition have been properly accounted for in the financial statements of the Buyer), in each case free and clear of all liens, claims and encumbrances of every kind and character. The Buyer has no ownership interest in any real property. The assets and properties owned, operated or leased by the Buyer and used in its business are in good operating condition, reasonable wear and tear excepted, and suitable for the uses for which intended.

                  (h) BOOKS AND RECORDS. The books and records of the Buyer are complete and correct in all material respects, have been maintained in accordance with good business practices and accurately reflect in all material respects the business, financial condition and results of operations of the Buyer as set forth in the Buyer's Financial Statements.

                  (i) MATERIAL CONTRACTS. The Buyer has no purchase, sale, commitment, or other contract, the breach or termination of which would have a materially adverse effect on the business, financial condition, results of operations, assets, liabilities, or prospects of the Buyer.

                  (j) COMPLIANCE WITH LAWS. The Buyer is not, and as a result of the transactions contemplated hereby, will not be, in violation of any federal, state, local or other law, ordinance, rule or regulation applicable to its business, and has not received any actual or threatened complaint, citation or notice of violation or investigation from any governmental authority, including the Securities and Exchange Commission.

                  (k) LITIGATION. There are no material actions, suits, claims, complaints or proceedings pending or threatened against the Buyer, at law or in equity, or before or by any governmental department, commission, court, board, bureau, agency or instrumentality; and there are no facts which would provide a valid basis for any such action, suit or proceeding. There are no orders, judgments or decrees of any governmental authority outstanding which specifically apply to the Company or any of its assets.


                                      III.

                                    COVENANTS

         3.1 COVENANTS OF SELLER. Seller covenants and agrees that from the date hereof to the Closing without the prior written consent of Buyer:

                  (a) ORDINARY COURSE OF BUSINESS. Company will operate the business of the Company only in the ordinary course and will use their best efforts to preserve the Company's business, organization, goodwill and relationships with persons having business dealings with them.

                  (b) COMPENSATION. Company will not (1) enter into or alter any employment agreements; (2) grant any increase in compensation other than normal merit increases consistent with the Company's general prevailing practices to any officer or employee; or (3) enter into or alter any labor or collective bargaining agreement or any bonus or other employee fringe benefit.

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                  (c) NO INDEBTEDNESS. Company will not create, incur, assume, guarantee or otherwise become liable with respect to any obligation for borrowed money, indebtedness, capitalized lease or similar obligation, except in the ordinary course of business consistent with past practices where the entire net proceeds thereof are deposited with and used by and in connection with the business of the Company.

                  (d) NO AMENDMENTS. Company will not amend its corporate charter or bylaws (or similar documents) without prior consent of Buyer and Company will maintain their corporate existence, licenses, permits, powers and rights in full force and effect.

                  (e) NO SECURITIES ISSUANCES. Company will not issue any shares of any class of capital stock, or enter into any contract, option, warrant or right calling for the issuance of any such shares of capital stock, or create or issue any securities convertible into any securities of the Company except for the transactions contemplated herein.

                  (f) CONTRACTS. Company will not enter into or assume any contract, agreement, obligation, lease, license, or commitment except in the ordinary course of business consistent with past practice or as contemplated by this Agreement.

                  (g) CONSENTS. Company will use its, best good faith efforts to obtain the consent or approval of each person or entity whose consent or approval is required for the consummation of the Transactions contemplated hereby and to do all things necessary to consummate the Transactions contemplated by the Basic Agreements.

         3.2 COVENANTS OF BUYER. Buyer covenants and agrees that from the date hereof to the Closing without the prior written consent of Seller:

                  (a) ORDINARY COURSE OF BUSINESS. Buyer will operate the business in the ordinary course and will use their best efforts to preserve the Company's business, organization, goodwill and relationships with persons having business dealings with them.

                  (b) MAINTAIN BOOKS. Buyer will maintain its books, accounts and records in the usual, regular ordinary and sound business manner and in accordance with generally accepted accounting principles applied on a basis consistent with past practices.

                  (c) NO AMENDMENTS. Buyer will not amend its corporate charter or bylaws (or similar documents) without prior consent of Seller and will cause the Company to maintain its corporate existence, licenses, permits, powers and rights in full force and effect.

                  (d) DUE COMPLIANCE. Buyer will comply with all laws, regulations, rules and ordinances applicable to it and to the conduct of its business.

                  (e) NOTICE OF CHANGE. Buyer will promptly advise Seller in writing of any material adverse change, or the occurrence of any event which involves any substantial possibility of a material adverse change, in the business, financial condition, results of operations, assets, liabilities or prospects of the Buyer.

                  (f) CONSENTS. Buyer will use its best good faith efforts to obtain the consent or approval of each person or entity whose consent or approval is required for the consummation of the Transactions contemplated hereby and to do all things necessary to consummate the Transactions contemplated by the Basic Agreements.


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                                       IV.

                           CONDITIONS PRECEDENT TO THE
                          OBLIGATIONS OF BUYER TO CLOSE

         The obligation of Buyer to close the Transaction contemplated hereby is subject to the fulfillment by Seller prior to Closing of each of the following conditions, which may be waived in whole or in part by Buyer:

         4.1 COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made at the Closing. Seller shall have performed all agreements, covenants and conditions required to be performed by Seller prior to the Closing.

         4.2 NO ADVERSE CHANGE. There shall have been no event which has had or may have a material adverse effect upon the business, financial condition, results of operation, assets, liabilities or prospects of the Company.

         4.3 NO LEGAL PROCEEDINGS. No suit, action or other legal or administrative proceeding before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transaction contemplated hereby.

         4.4 DOCUMENTS TO BE DELIVERED BY SELLER. Seller shall have delivered the following documents:

                  (a) Stock certificates representing all of the Shares, duly endorsed to Buyer and in blank or accompanied by duly executed stock powers, copies of which are attached as Exhibit "A".

                  (b) All corporate and other records of or applicable to the Company included but not limited to, current and up-to-date minute books, stock transfer books and registers, books of accounts, leases and material contracts.

                  (c) Such other documents or certificates as shall be reasonably required by Buyer or its counsel in order to close and consummate this Agreement.

                                       V.

                           CONDITIONS PRECEDENT TO THE
                         OBLIGATIONS OF SELLER TO CLOSE

         The obligation of Seller to close the Transaction is subject to the fulfillment prior to Closing of each of the following conditions, any of which may be waived in whole or in part by Seller:

         5.1 COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by Buyer in this Agreement shall have been true and correct when made and shall be true and correct in all material respects at the Closing with the same force and effect as if made at the Closing, and Buyer shall have performed all agreements, covenants and conditions required to be performed by Buyer prior to the Closing.

         5.2 NO LEGAL PROCEEDINGS. No suit, action or other legal or administrative proceedings before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transaction contemplated hereby.

         5.3.     DOCUMENTS TO BE DELIVERED BY BUYER.


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
                  (a) A copy of (i) the Articles of Incorporation of the Buyer, certified as correct by the Buyer; and (ii) the Bylaws of the Buyer certified as correct by the Buyer.

                  (b) Such other documents or certificates as shall be reasonably required by Buyer or its counsel in order to close and consummate this Agreement.

         5.4 PAYMENTS. Seller shall have received from Buyer all Common Stock to be issued at the Closing by Buyer.


                                       VI.

                       MODIFICATION, WAIVERS, TERMINATION
                                  AND EXPENSES

         6.1 MODIFICATION. Buyer and Seller may amend, modify or supplement this Agreement in any manner as they may mutually agree in writing.

         6.2 WAIVERS. Buyer and Seller may in writing extend the time for or waive compliance by the other with any of the covenants or conditions of the other contained herein.

         6.3 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the purchase of the Shares may be abandoned before the Closing:

                  (a) By the mutual consent of Seller and Buyer;

                  (b) By Buyer, if the representations and warranties of Seller set forth herein shall not be accurate, or the conditions precedent set forth in Article IV shall have not have been satisfied, in all material respects; or

                  (c) By Seller, if the representations and warranties of Buyer set forth herein shall not be accurate, or the conditions precedent set forth in Article V shall not have been satisfied in all material respects.

Termination shall be effective on the date of receipt of written notice specifying the reasons therefor.


                                      VII.

                                  MISCELLANEOUS

         7.1 REPRESENTATIONS AND WARRANTIES TO SURVIVE. Unless otherwise provided, all of the representations and warranties contained in this Agreement and in any certificate, exhibit or other document delivered pursuant to this Agreement shall survive the Closing for a period of two (2) years. No investigation made by any party hereto or their representatives shall constitute a waiver of any representation or warranty, and no such representation or warranty shall be merged into the Closing.

         7.2 BINDING EFFECT OF THE BASIC AGREEMENTS. The Basic Agreements and the certificates and other instruments delivered by or on behalf of the parties pursuant thereto, constitute the entire agreement between the parties. The terms and conditions of the Basic Agreements shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successor and assigns of the parties hereto. Nothing in the Basic Agreements,

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expressed or implied, confers any rights or remedies upon any party other than the parties hereto and their respective heirs, legal representatives and assigns.

         7.3 APPLICABLE LAW. The Basic Agreements are made pursuant to, and will be construed under, the laws of the State of Delaware.

         7.4 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given when delivered or mailed, first class postage prepaid:

                  (a)      If to Seller, to:

                                    Ross Silvey
                                    6707 South Richmond
                                    Tulsa, OK   74136
                                    Telephone:  (918) 491-9440
                                    Fax: (918) 491-0666


                  (b)      If to Buyer, to:

                                    Mr. Greg Gordon
                                    Goldonline International, Inc.
                                    111 Rhodes Road
                                    Conroe, TX   77301
                                    Telephone:  (409) 756-6888
                                    Fax: (409) 756-6822


                  With a copy to:

                                    Mr. G. David Gordon
                                    G. David Gordon & Associates, P.C.
                                    One Memorial Place
                                    7633 East 63rd Place, Suite 210
                                    Tulsa, OK   74133
                                    Telephone:  (918) 254-4997
                                    Fax: (918) 254-2988

         These addresses may be changed from time to time by written notice to the other parties.

         7.5 HEADINGS. The headings contained in this Agreement are for reference only and will not affect in any way the meaning or interpretation of this Agreement.

         7.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

         7.7 SEVERABILITY. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable under applicable law this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The remaining provisions of this Agreement shall be given effect to the maximum extent then permitted by law.

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         7.8 FORBEARANCE; WAIVER. Failure to pursue any legal or equitable remedy or right available to a party shall not constitute a waiver of such right, nor shall any such forbearance, failure or actual waiver imply or constitute waiver of subsequent default or breach.

         7.9 ATTORNEYS' FEES AND EXPENSES. The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorneys' fees and expenses and court costs.

         7.10 EXPENSES. Each party shall pay all fees and expenses incurred by it incident to this Agreement and in connection with the consummation of all transactions contemplated by this Agreement.

         7.11 INTEGRATION. This Agreement and all documents and instruments executed pursuant hereto merge and integrate all prior agreements and representations respecting the Transactions, whether written or oral, and constitute the sole agreement of the parties in connection therewith. This Agreement has been negotiated by and submitted to the scrutiny of both Seller and Buyer and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its having been drafted by either party hereto or its counsel.


         IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first written above.



                                             "BUYER"

                                             GOLDONLINE INTERNATIONAL, INC.



                                             BY:   /S/ GREG GORDON
                                                       GREG GORDON,  PRESIDENT




                                             "SELLER"



                                              /S/ ROSS SILVEY
                                                  ROSS SILVEY